Exhibit 99.3

For Immediate Release

Specialized Technology Resources Rating Raised To ‘B+’ From ‘B’

ENFIELD, Conn. — November 11, 2009 — Specialized Technology Resources Inc. (STR), a wholly owned subsidiary of STR Holdings Inc. (NYSE: STRI), today announced that Standard & Poor’s Ratings Services (S&P) raised its ratings on STR, including raising the corporate credit rating to ‘B+’ from ‘B’. The rating outlook is stable.

At the same time, S&P raised the issue-level rating on the company’s second-lien bank term loan to ‘B+’ (the same as the corporate credit rating) from ‘B-’. S&P improved the recovery rating on the second-lien bank loan to ‘4’ from ‘5’.

“The ratings upgrade reflects STR’s improvement in operating performance in the last three quarters on a sequential basis, primarily a result of higher demand for its services in combination with cost-reduction efforts,” said Standard & Poor’s credit analyst Andy Sookram.

STR’s Executive Vice President and Chief Financial Officer Barry A. Morris, stated, “We are pleased to be recognized by Standard & Poor’s for the progress we have made in strengthening our financial position.  We will continue to focus on building long-term value for our shareholders, including generating free cash flow and supporting liquidity levels that will allow us to fund future growth.”

Complete ratings information is available to RatingsDirect subscribers at www.ratingsdirect.com. All ratings affected by this rating action can be found on Standard & Poor’s public Web site at www.standardandpoors.com; select your preferred country or region, then Ratings in the left navigation bar, followed by Find a Rating.

About STR

STR Holdings, Inc. is a diversified global leader providing high quality, superior performance solar encapsulants to the photovoltaic module industry. It is also one of the world’s top providers of quality assurance testing, audit, inspection and responsible sourcing services.  STR works with over 6,000 major manufacturers, importers, raw materials suppliers and retailers around the globe to ensure that they have the highest level of confidence in the quality and safety of their products and the social standards of the supply chain producing them. Further information about STR Holdings, Inc. can be obtained via the Company’s website at www.strholdings.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Such statements involve risks, uncertainties and assumptions related to the Company’s financial condition, results of operations, plans, objectives, future performance and business operations. The Company also faces risks and uncertainties as described under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Form S-1 registration statement filed with the SEC and in subsequent periodic reports on Forms 10-K and 10-Q.  These forward-looking statements are not guarantees of future performance or financial or operating results and actual results may vary in material respects from those projected in these forward-looking statements. The Company undertakes no obligation to publicly update any forward-looking statement contained in this release, whether as a result of new information, future developments or otherwise, except as may be required by law.

# # #

Contact:	Barry A. Morris
Executive Vice President and Chief Financial Officer
(860) 749-8371

Joseph Radziewicz
Controller and Principal Accounting Officer
(860) 749-8371